FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS FOURTH QUARTER 2009 RESULTS AND DECLARES DIVIDEND OF $0.07 PER SHARE

WEST SPRINGFIELD, MA—January 28, 2010—United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $1.2 million, or $0.08 per diluted share, for the fourth quarter of 2009 compared to net income of $959,000, or $0.06 per diluted share, for the corresponding period in 2008.

Excluding acquisition related costs totaling $1.4 million ($1.1 million net of tax benefit) net income would have been $2.3 million, or $0.15 per diluted share.  Prior period 2008 net income included a non-cash charge of $1.4 million for other-than-temporary-impairment of specific securities.  Excluding this charge and the related tax effect of $550,000, net income would have been $1.8 million, or $0.11 per diluted share.

The improved quarterly operating results were due to growth in average interest earning assets and core deposits, expansion in net interest margin and an increase in non-interest income.  These items were partially offset by a higher provision for loan losses and an increase in non-interest expense.  Growth in quarterly earnings per share was driven by the improvement in earnings as well as the positive impact of stock repurchases. The Company also announced a quarterly cash dividend of $0.07 per share, payable on March 9, 2010 to shareholders of record as of February 16, 2010.

For the year ended December 31, 2009, the Company’s net income was $5.8 million, or $0.38 per diluted share, compared to net income of $7.3 million, or $0.44 per diluted share, for the same period in 2008.  Excluding the impact of acquisition related expenses totaling $2.9 million ($2.5 million net of tax benefit), and the second quarter special FDIC insurance assessment of $537,000 ($312,000 net of tax benefit), net income would have been $8.6 million, or $0.57 per diluted share in the 2009 period.  Excluding a non-cash charge of $1.4 million ($850,000, net of tax benefit) for other-than-temporary-impairment of specific securities, 2008 net income would have been $8.1 million, or $0.50 per diluted share.

On November 30, 2009, the Company acquired CNB Financial Corp. and Commonwealth National Bank at a total cost of $24.8 million.  As a result of this transaction, the Company added six branches, $289.3 million in assets, $242.9 million in loans and $195.2 million in deposits to its franchise.

Total assets increased $277.9 million, or 22.0%, to $1.541 billion at December 31, 2009, from $1.263 billion at December 31, 2008 mainly due to the acquisition of Commonwealth National Bank and growth of $40 million in the existing commercial mortgage portfolio.   These items were partially offset by sales of mortgage-backed securities totaling $23.9 million and sales of residential mortgages totaling $29.5 million.  A portion of the cash flows received from the sales of loans and investment securities was used to pay down Federal Home Loan Bank advances and to fund the repurchase of 1.6 million shares of the Company’s common stock at a total cost of $21.5 million.

Total deposits increased $256.3 million, or 32.7%, to $1.0 billion at December 31, 2009 from $782.7 million at December 31, 2008 primarily reflecting the acquisition of $195.2 million of deposits from Commonwealth National Bank and organic growth of $68.8 million, or 16.9%, in core account balances.  At December 31, 2009, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and access to funding through the repurchase agreement and brokered deposit markets.  The Company’s balance sheet is also supported by a strong capital position, with a tangible equity-to-tangible assets ratio of 14.2% at December 31, 2009.

“We are extremely pleased with our acquisition of Commonwealth National Bank,” commented Richard B. Collins, President and Chief Executive Officer.  “The cultures of our two organizations are quite similar and thus far the transition has been seamless.  We look forward to the systems conversion in February and the opportunity to fully deploy our brand of banking in the Worcester area.  As a result of this transaction, we expect 2010 earnings accretion to exceed the initial projection of 9%, reflecting growth in the balance sheet and revenue enhancements combined with the previously announced cost savings estimate of 15%.”  Collins remarked that “despite a difficult economic environment, we produced solid 2009 results and believe that we are well positioned for the future, reflecting our expansion into Worcester County, our healthy balance sheet and a strong capital position.”

Financial Highlights:

•
Total investment securities decreased $10.2 million, or 3.2%, to $306.5 million at December 31, 2009 from $316.7 million at December 31, 2008 reflecting sales of $23.9 million in mortgage-backed securities and prepayments and normal amortization of the existing mortgage-backed securities portfolio, partially offset by the addition of $32.3 million of investment securities from the Commonwealth National Bank acquisition. At December 31, 2009, approximately 95% of the investment portfolio consisted of mortgage-backed and debt securities issued by government-sponsored enterprises.

•
Total loans increased $252.0 million, or 29.0%, to $1.1 billion at December 31, 2009 from $870.3 million at December 31, 2008, mainly due to the acquisition of $242.9 million in loans from Commonwealth National Bank and growth of $40 million, or 16%, in the existing commercial mortgage portfolio and $10 million, or 12%, in the existing commercial and industrial loan portfolio.  These items were partially offset by the sale of $29.5 million of lower-coupon, fixed-rate residential mortgages.  All other segments of our loan portfolio were affected by slower origination volume and prepayments.

•
Non-performing assets totaled $17.9 million, or 1.16% of total assets, at December 31, 2009 compared to $5.8 million, or 0.46% of total assets, at December 31, 2008. The Commonwealth National Bank acquisition added $4.3 million in non-performing assets, including $3.3 million of impaired loans and $1.0 million of other real estate owned.  Excluding the impact of the acquisition, the increase of $7.8 million was driven by the addition of five commercial real estate relationships.  Two of the five loans are scheduled to be paid off or substantially paid down early in the first quarter of 2010.  The remaining three have active workout plans in place and are expected to be resolved in the first half of 2010. Although non-performing assets increased during the period, our loan portfolio has no exposure to sub-prime borrowers.

•
At December 31, 2009, the allowance for loan losses to total loans was 0.82% and the allowance for loan losses to total non-performing loans was 56.26%.  In accordance with generally accepted accounting principles, the Company recorded the loans acquired from Commonwealth National Bank at fair value and recognized the credit mark on loans purchased from other financial institutions as a component of fair value.    Excluding the impact of $242.9 million of loans acquired from Commonwealth National Bank and $22.7 million in loans purchased from other financial institutions, the ratio of the allowance for loan losses to total loans would have been 1.07% and the ratio of the allowance for loan losses to non-performing loans would have been 70.44%.  For the year ended December 31, 2009, net charge-offs totaled $2.1 million or 0.25% of average loans outstanding.

•
Total deposits increased $256.3 million, or 32.7%, to $1.0 billion at December 31, 2009 compared to $782.7 million at December 31, 2008 reflecting the acquisition of $195.2 million of deposits from Commonwealth National Bank and organic growth of $68.8 million, or 16.9%, in core account balances.  The strong growth in core account balances was driven by the success of our new Chicopee branch, which opened in July 2009, competitive products and pricing, excellent customer service and targeted promotional activities.  At year end, core deposit balances were $560.7 million, or 54% of total deposits.

•
Total stockholders’ equity declined $2.1 million, or 0.9%, to $225.6 million at December 31, 2009 from $227.7 million at December 31, 2008 due to share repurchases totaling $21.5 million and cash dividends totaling $4.2 million, substantially offset by an increase in total equity of $12.0 million for shares issued in connection with the Commonwealth National Bank acquisition, net income of $5.8 million, stock-based compensation of $3.2 million, and other comprehensive income of $2.4 million.

•
Net interest income increased $992,000, or 9.6%, to $11.3 million for the fourth quarter of 2009 from the same period in 2008 as a result of net interest margin expansion and an increase in average interest earning assets.  Net interest margin increased 7 basis points to 3.53% for the three months ended December 31, 2009, from the same period in 2008, due to the positive contribution from the Worcester region for the month of December and improved spreads, partially offset by the increased cost to fund share repurchases, growth in excess cash balances held in low yielding Federal Home Loan Bank accounts and the increase in non-performing loans. Total average earning assets increased $91.0 million, or 7.6%, to $1.3 billion for the fourth quarter of 2009 due to the acquisition of Commonwealth National Bank and growth in commercial mortgages and commercial and industrial loans, offset in part by 2009 asset sales.

•	Provision for loan losses rose by $616,000, or 167.8%, to $983,000 for the three months ended December 31, 2009 driven by an increase in specific reserves for impaired commercial real estate loans.

•
Non-interest income increased by $1.9 million to $2.2 million for the three months ended December 31, 2009.  Excluding the $1.4 million impairment charge on securities in the fourth quarter of 2008, non-interest income would have increased by $450,000, largely driven by growth in deposit service charges of $165,000 and BOLI income of $158,000.  The increase in deposit service charges was primarily due to growth in accounts and transactions.  The increase in income from bank-owned life insurance reflects the purchase of an additional $20.0 million of insurance in November of 2008.

•
Non-interest expenses grew $2.4 million, or 29.7%, to $10.6 million for the fourth quarter of 2009 from $8.2 million in the same period last year.  Excluding acquisition related costs totaling $1.4 million, total non-interest expenses would have been $9.1 million or 12.1% higher than the same period last year driven in large part by additional compensation, occupancy, marketing and data processing costs incurred to operate the acquired bank and our new Chicopee branch.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company of United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank operates 16 full service branch offices and two express drive-up branches located throughout Hampden and Hampshire Counties in Western Massachusetts and now operates the six newly acquired branch offices of Commonwealth National Bank located in Worcester County.   Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed in this press release may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except par value amounts)

	December 31,	December 31,
Assets	2009	2008
	(unaudited)	(audited)

Cash and cash equivalents	$21,877	$13,572
Short-term investments	1,096	1,071
Investment securities	306,478	316,697

Loans:
Residential mortgages	343,300	356,428
Commercial mortgages	409,680	248,457
Construction loans	48,808	32,082
Commercial loans	159,437	84,919
Home equity loans	137,371	120,724
Consumer loans	23,645	27,666
Total loans	1,122,241	870,276

Net deferred loan costs and fees	2,355	2,395
Allowance for loan losses	(9,180)	(8,250)
Loans, net	1,115,416	864,421

Federal Home Loan Bank of Boston stock, at cost	15,365	12,223
Other real estate owned	1,545	998
Deferred tax asset, net	11,242	7,969
Premises and equipment, net	15,935	12,125
Bank-owned life insurance	28,476	27,173
Goodwill	7,844	-
Other assets	15,766	6,885

Total assets	$1,541,040	$1,263,134

Liabilities and Stockholders' Equity

Deposits:
Demand	$154,374	$114,178
NOW	42,262	32,390
Savings	174,270	99,492
Money market	189,763	160,736
Certificates of deposit	478,258	375,867
Total deposits	1,038,927	782,663

Federal Home Loan Bank of Boston advances	208,173	208,564
Repurchase agreements	47,303	28,042
Subordinated debentures	5,357	-
Escrow funds held for borrowers	1,977	1,667
Capitalized lease obligations	5,141	3,129
Accrued expenses and other liabilities	8,562	11,355
Total liabilities	1,315,440	1,035,420

Stockholders' Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares;
none issued	-	-
Common stock, par value $0.01 per share; authorized 100,000,000 shares;
shares issued: 18,706,933 at December 31, 2009 and 17,763,747 at
December 31, 2008	187	178
Additional paid-in capital	179,020	164,358
Retained earnings	77,456	75,888
Unearned compensation	(11,441)	(12,144)
Accumulated other comprehensive income, net of taxes	5,358	2,931
Treasury stock, at cost (1,868,335 shares at December 31, 2009 and 261,798
shares at December 31, 2008)	(24,980)	(3,497)
Total stockholders' equity	225,600	227,714

Total liabilities and stockholders' equity	$1,541,040	$1,263,134

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)	(audited)
Interest and dividend income:
Loans	$13,244	$12,498	$49,052	$50,175
Investments	3,361	4,045	13,904	14,109
Other interest-earning assets	6	81	30	530
Total interest and dividend income	16,611	16,624	62,986	64,814

Interest expense:
Deposits	3,372	4,282	14,295	17,831
Borrowings	1,911	2,006	7,691	7,172
Total interest expense	5,283	6,288	21,986	25,003

Net interest income before provision for loan losses	11,328	10,336	41,000	39,811

Provision for loan losses	983	367	2,998	1,846

Net interest income after provision for loan losses	10,345	9,969	38,002	37,965

Non-interest income:
Net gain on sales of loans	-	-	363	-
Net gain on sales of securities	82	15	543	23
Impairment charge on securities	(82)	(1,377)	(82)	(1,377)
Fee income on depositors’ accounts	1,351	1,186	4,877	4,638
Wealth management income	223	200	703	799
Income from bank-owned life insurance	356	198	1,382	357
Other income	315	172	890	780
Total non-interest income	2,245	394	8,676	5,220

Non-interest expense:
Salaries and benefits	5,050	4,596	18,954	17,359
Occupancy expenses	707	604	2,611	2,327
Marketing expenses	377	339	1,470	1,440
Data processing expenses	920	852	3,438	3,190
Professional fees	430	543	1,359	1,679
Acquisition related expenses	1,432	-	2,863	-
FDIC insurance assessments	233	130	1,546	511
Other expenses	1,431	1,094	4,617	4,184
Total non-interest expense	10,580	8,158	36,858	30,690

Income before income taxes	2,010	2,205	9,820	12,495

Income tax expense	788	1,246	4,014	5,197

Net income	$1,222	$959	$5,806	$7,298

Earnings per share:
Basic	$0.08	$0.06	$0.38	$0.44
Diluted	$0.08	$0.06	$0.38	$0.44

Weighted average shares outstanding (1):
Basic	15,182	16,411	15,265	16,445
Diluted	15,189	16,426	15,273	16,445
(1)

Prior period basic and diluted share data were revised as required by the Earnings Per Share Topic of FASB ASC and in accordance with the provisions of "Determining Whether Instruments Issued in Share-Based Payment Transactions are Participating Securities" which require that share-based compensation awards that qualify as participating securities (entitled to receive non-forfeitable dividends) be included in basic earnings per share using the two-class method. This revision had no impact on earnings per share for the three months ended December 31, 2008 and decreased earnings per share $0.01 for the year ended as previously reported.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Dec. 31		Sep. 30		Jun. 30		Mar. 31	Dec. 31
	2009		2009		2009		2009	2008

Operating Results:
Net interest income	$11,328		$9,974		$9,543		$10,155	$10,336
Loan loss provision	983		800		675		540	367
Non-interest income	2,245		1,985		2,595		1,851	394	(5)
Non-interest expense	10,580	(1)	8,093	(1)	10,030	(1)	8,155	8,158
Net income	1,222		1,901		560		2,123	959

Performance Ratios (annualized):
Return on average assets	0.36%	(2)	0.61%	(2)	0.18%	(2)	0.68%	0.31%	(6)
Return on average equity	2.23%	(2)	3.55%	(2)	1.03%	(2)	3.85%	1.71%	(6)
Net interest margin	3.53%	(2)	3.38%		3.27%		3.39%	3.46%
Non-interest income to average total assets	0.67%		0.64%		0.85%		0.59%	0.13%	(7)
Non-interest expense to average total assets	3.14%	(3)	2.60%	(3)	3.27%	(3)	2.61%	2.63%
Efficiency ratio (4)	77.95%	(3)	67.67%	(3)	87.68%	(3)	68.64%	67.47%

Per Share Data:
Diluted earnings per share	$0.08		$0.13		$0.04		$0.14	$0.06
Tangible book value per share	$12.93	(8)	$13.39		$13.15		$13.18	$13.01
Market price at period end	$13.11		$11.58		$13.82		$13.09	$15.14

Risk Profile
Tangible equity as a percentage of tangible assets	14.20%	(8)	17.35%		17.25%		17.50%	18.03%
Net charge-offs to average loans outstanding (annualized)	0.54%		0.12%		0.20%		0.03%	0.23%
Non-performing assets as a percent of total assets	1.16%		0.92%		0.48%		0.41%	0.46%
Non-performing loans as a percent of total loans, gross	1.45%		1.23%		0.62%		0.50%	0.55%
Allowance for loan losses as a percent of total loans, gross	0.82%	(9)	1.07%		1.03%		1.02%	0.95%
Allowance for loan losses as a percent of non-performing loans	56.26%	(10)	86.73%		167.99%		201.43%	171.98%

Average Balances
Loans	$960,921		$878,683		$860,882		$869,580	$862,814
Securities	289,393		279,442		283,005		313,799	314,251
Total interest-earning assets	1,282,187		1,181,647		1,168,308		1,198,040	1,193,421
Total assets	1,349,727		1,243,906		1,226,210		1,251,225	1,240,215
Deposits	917,022		828,153		803,425		785,313	775,853
FHLBB advances	160,455		155,946		164,955		204,501	213,451
Stockholders' Equity	219,650		214,300		216,501		220,683	224,785

Average Yields/Rates (annualized)
Loans	5.51%		5.48%		5.45%		5.54%	5.79%
Securities	4.65%		4.70%		4.79%		4.93%	5.15%
Total interest-earning assets	5.18%		5.19%		5.18%		5.32%	5.57%

Savings accounts	0.96%		1.08%		1.14%		1.09%	1.30%
Money market/NOW accounts	0.87%		1.04%		1.21%		1.31%	1.65%
Certificates of deposit	2.56%		2.79%		2.96%		3.13%	3.38%
FHLBB advances	4.07%		4.22%		4.13%		3.40%	3.52%
Total interest-bearing liabilities	2.14%		2.37%		2.51%		2.54%	2.80%

(1) Includes $1.4 million, $270,000 and $1.2 million in acquisition related expenses for the quarters ended December, September and June 2009, respectively, and a $538,000 special FDIC insurance assessment for the quarter ended June 2009.
(2) Exclusive of the $1.1 million (after tax), $270,000 and $1.2 million in acquisition related expenses for the quarters ended December, September and June
2009, respectively, and a $312,000 (after tax) special FDIC insurance assessment for the quarter ended June 2009, the return on average assets would have been 0.69%, 0.70% and 0.66% and average equity would have been 4.22%, 4.05% and 3.76%, respectively.
(3) Exclusive of the $1.4 million, $270,000 and $1.2 million in acquisition related expenses for the quarters ended December, September and June 2009, respectively, and a $538,000 special FDIC insurance assessment for the quarter ended June 2009, non-interest expense to average total assets would have been 2.71%, 2.52% and 2.72% and the efficiency ratio would have been 67.40%, 65.42% and 72.83%, respectively.
(4) Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5) Includes $1.4 million other-than-temporary impairment ("OTTI") charge on certain securities in our investment portfolio.
(6) Exclusive of a $1.4 million other-than-temporary impairment charge and related tax effect of $550,000 on certain investment securities, the return on average assets and average equity would have been 0.58% and 3.18%, respectively.
(7) Exclusive of the $1.4 million other-than-temporary impairment charge, non-interest income to average total assets would have been 0.57%.
(8) Excludes the impact of goodwill of $7.8 million.
(9) Exclusive of the $242.9 million in acquired loans and $22.7 million in loans purchased from other financial institutions, allowance for loan losses as a percent of total loans, gross would have been 1.07%.
(10) Exclusive of the $3.3 million in nonperforming acquired loans, allowance for loan losses as a percent of non-performing loans would have been 70.44%.